EXHIBIT 8


                   FORM OF OPINION TO BE PROVIDED BY
            MILES & STOCKBRIDGE, A PROFESSIONAL CORPORATION

                          _____________, 199_


Farmers National Bancorp
5 Church Circle
Annapolis, Maryland 21401


Ladies and Gentlemen:

      We have acted as tax counsel to you in connection with the merger (the "Merger") of Farmers National Bancorp ("Bancorp") with and into First Virginia Banks, Inc. ("First Virginia") pursuant to and in accordance with the terms and conditions of the Agreement and Plan of Reorganization dated as of July 1, 1994 between Bancorp and First Virginia and the Plan of Merger dated as of July 1, 1994 between  Bancorp  and First  Virginia (collectively,  the "Affiliation
Agreement").   Pursuant to the  Affiliation Agreement, on the Effective
Date  (as that term is defined in the Affiliation Agreement) the Merger
will be consummated.   You have requested  our opinion regarding certain
of  the federal income tax consequences of the Merger.

      All capitalized terms used in this letter without definition shall have the respective meanings specified in the Affiliation Agreement.

      In rendering the opinions expressed in this letter, we have examined and relied upon such documents as we have deemed appropriate, including the Affiliation Agreement.

      In our examination of documents, we have assumed, with your consent, that all documents submitted to us as photocopies or by telecopy faithfully reproduce the originals thereof, that all original documents are authentic, that all documents submitted to us have been duly executed and validly signed by all parties thereto to the extent required in substantially the same form as they have been provided to us, that all signatures on all documents submitted to us are genuine, that all natural persons who executed any of the documents submitted to us had, at the time of execution, legal capacity, that each executed document constitutes the legal, valid, binding and enforceable agreement of the signatory parties, that all representations and statements set forth in such documents are and will remain true, correct, and complete, and that all obligations imposed on the parties by any of the documents have been or will be performed or
satisfied in accordance with their  terms.   We have  further assumed
that you have disclosed to us all of the documents that are relevant to the transactions that are the subject of this opinion.

      We also have obtained such additional information and representations as we have deemed relevant and necessary through consultations with various representatives of Bancorp and First Virginia. Likewise, we have obtained a written certificate from certain officers of Bancorp to verify certain relevant facts that have been represented to us or that we have been authorized to assume in rendering this opinion.

      Based upon the aforementioned consultations and certificates, we have assumed with your authorization that the following representations are true on the date hereof and will be true on the Effective Date.


      1. Bancorp will pay its own expenses, if any, incurred in connection with the Merger.

      2. The fair market value of the consideration to be received by each Bancorp shareholder in the Merger will be approximately equal to the fair market value of the Bancorp Common Stock surrendered in the exchange.

      3. There is no person who is the beneficial owner of five percent or more of Bancorp Common Stock.

      4. The management of Bancorp is not aware of any present plan or intention on the part of the Bancorp shareholders to sell, exchange, or otherwise dispose of a number of shares of First Virginia Common Stock received in the Merger that would reduce the Bancorp shareholders' ownership of First Virginia Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all of the formerly outstanding Common Stock of Bancorp as of the same date. For purposes of this representation, shares of Bancorp Common Stock to be exchanged for cash are assumed to be outstanding shares of Bancorp Common Stock as of the date of the
transaction.   Moreover, shares of Bancorp Common  Stock and shares of
First Virginia Common Stock held by Bancorp shareholders and otherwise sold, redeemed or disposed of prior or subsequent to the Merger were taken into account for purposes of this representation.

      5. The liabilities of Bancorp and the liabilities to which its assets are subject as of the Effective Date were incurred by Bancorp in the ordinary course of business.

      6. There is no intercorporate indebtedness existing between Bancorp and First Virginia that was issued, acquired or will be settled at a discount.

      7. On the date of the Merger, the fair market value of the assets of Bancorp will exceed the sum of its liabilities and the liabilities, if any, to which its assets are subject.

      8. On the date of the Merger, the basis of the assets of Bancorp will equal or exceed the sum of its liabilities and the liabilities, if any, to which its assets are subject.

      9. None of the compensation received by any shareholder - employees of Bancorp will be separate consideration for, or allocable to, any of their shares of Bancorp Common Stock; and the aforementioned compensation will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arms-length for similar services.

      10. First Virginia has no present plan or intention to sell or dispose any of the assets of Bancorp or its Subsidiaries on or after the Effective Date of the Merger, except for (i) sales, transfers or other distributions made in the ordinary course of business and (ii) transfers described in Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Code"); First Virginia has no present plan or intention to reacquire any of the shares of First Virginia Common Stock it will issue to shareholders of Bancorp pursuant to the Merger; and following the Effective Date of the Merger, First Virginia will continue the historic businesses of Bancorp and its Subsidiaries as presently conducted.

We have undertaken no independent investigation or verification with respect to such representations or any other factual matters on which our opinion is based.

      Based upon the foregoing and the representations set forth above, it is our opinion that:

      1.    The  Merger will  constitute a  reorganization within  the
meaning  of Section 368(a)(1)(A) of  the  Code.   Bancorp  and First
Virginia will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

      2. No gain or loss will be recognized by Bancorp or First Virginia upon the transfer of all of Bancorp's assets to First Virginia pursuant to the Merger and the assumption of the liabilities of Bancorp by First Virginia pursuant to the Merger, or upon the distribution to Bancorp shareholders of the consideration to be received by them in the Merger.

      3. No gain or loss will be recognized by Bancorp shareholders upon the exchange of their Bancorp Common Stock solely for First
Virginia Common Stock.

      4. The gain, if any, realized by a Bancorp shareholder upon receipt of First Virginia Common Stock and/or cash in the Merger will be recognized, but in an amount not in excess of the cash received. No loss will be recognized by Bancorp shareholders who receive only First Virginia Common Stock in the Merger in exchange for their Bancorp Common Stock.

      5. The basis of the First Virginia Common Stock received in the Merger by a Bancorp shareholder will be, in each instance, the same as the basis of such shareholder in the Bancorp Common Stock exchanged therefor.

      6. The holding period of the First Virginia Common Stock to be received by a Bancorp shareholder in the Merger will include, in each instance, the holding period of such shareholder in the Bancorp Common Stock exchanged therefor, provided that the Bancorp Common Stock is held by such shareholder as a capital asset on the Effective Date.

      Our opinion is limited to the federal income tax matters specifically covered by this letter, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger. Without limiting the generality of the foregoing, no opinion is expressed with respect to the tax consequences of the Merger under other provisions of the Code and regulations thereunder or with respect to the tax consequences of any conditions existing at the Effective Date of, or effects resulting from, the Merger that are not
specifically addressed in  this letter.   Further, no  opinion is
expressed with regard to the tax consequences of the Merger under applicable foreign, state or local laws.

      The opinions expressed herein are based solely upon the documents that we have examined, the additional information that we have obtained, and the representations set forth above that we have
assumed to  be accurate  as of  the date of  this letter.   Our opinion
cannot be relied upon if  any of the facts contained  in such documents
or in  any such  additional  information  are,  or  later   become,
inaccurate  or  if  any  of  the representations  set  forth above  are,
or  later become,  inaccurate.   In  addition, our opinion is based upon
existing law and current applicable rules, regulations, rulings and court decisions in effect as of the date of this letter, all of which are subject to change at any time either prospectively or with retroactive effect. Any such change could modify or adversely affect our opinions set forth herein. We undertake no obligation to update or modify our opinions or this letter with respect to any changes in or affecting the Merger or any of the foregoing which may occur after
the  date of this letter.   The opinions set forth in  this letter have
been expressed solely for the  use of the Board of Directors and
shareholders of Bancorp, and may only be relied upon by them.   Our
opinions in this letter are not to be quoted in whole or in part or otherwise referred to without our prior written consent.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 of First Virginia for the registration of 4,048,584 shares of First Virginia Common Stock under the Securities Act of 1933, as amended (the "Act"), and to the references to us in the related Proxy Statement-Prospectus under the captions "SUMMARY - Certain Federal Income Tax Consequences," "THE AFFILIATION - Certain Federal Income Tax Consequences" and "LEGAL MATTERS." In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.


                                    Miles & Stockbridge,
                                    a Professional Corporation


                                    By___________________________________
                                      Principal